Exhibit 10.1

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 1 PAGE OF THIS EXHIBIT AND

     HAS BEEN IDENTIFIED WITH THE SYMBOL "***," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

RENEWABLE POWER PURCHASE AND SALE AGREEMENT

between

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT

and

LIGHTNING DOCK GEOTHERMAL HI-01, LLC, a special purpose entity subsidiary of Los Lobos Renewable Power, LLC

     THIS RENEWABLE POWER PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed this 11th day of June, 2008 (the “Effective Date”), between Salt River Project Agricultural Improvement and Power District, a political subdivision of the State of Arizona (“Buyer”) and Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and jointly as “Parties.” Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Exhibit A.

RECITALS

     Seller is willing to construct, own, operate and maintain a geothermal binary electric energy Generating Facility to be known as Lightning Dock Geothermal and located in Animas Valley, Hidalgo County, New Mexico, as further described in Exhibit B, and to sell all electric energy produced by the Generating Facility as specified herein together with all Environmental Attributes and Ancillary Services to Buyer; and

     Buyer is willing to purchase all electric energy delivered by Seller to Buyer generated by the Generating Facility together with all Environmental Attributes and Ancillary Services pursuant to the terms and conditions set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:

ARTICLE ONE.

STARTUP DEADLINE, TERM AND PRICE

1.01	Startup Deadline. The startup deadline for delivering energy to the Delivery Point shall be September 30, 2009 (the “Startup Deadline”), plus any additional days for Force Majeure as provided in Section 5.03, or such other date as provided in this Agreement or as may be agreed to in a writing signed by both Parties; provided that Seller shall use reasonable commercial efforts to achieve an earlier startup of December 15, 2008.

1.02	Term. The term of this Agreement (“Term”) shall commence upon the date hereof and shall terminate as of 11:59:59 p.m. of the day prior to the 20 th anniversary of the Initial Operation Date, unless terminated pursuant to an express provision of this Agreement.

(a) Contract Price. If the Generating Facility is Placed in Service on or before December 31, 2008, the price per megawatt hour for the Metered Output, Environmental Attributes and Ancillary Services shall be $***/MWh (the “Contract Price”). If the Generating Facility is Placed in Service after December 31, 2008, the Contract Price shall be determined as follows ***

The Contract Price shall escalate annually by ***% effective on each anniversary of the Initial Operation Date.

The contents of this document are subject to restrictions on disclosure as set forth herein.

1.03	Generating Facility Capacity. The Generating Facility shall be a 10 megawatt net nameplate facility. The “Contract Capacity” shall be 10 MW.

1.04	Test Energy.

	(a)	Seller shall notify Buyer no less than 30 days before the Initial Synchronization of the Generating Facility at which point Seller will give Buyer the option to purchase any and all Test Energy produced by the Generating Facility at a price equal to 75% of the Contract Price. Buyer shall have 15 days to accept or reject Seller’s proposal for the sale of Test Energy.

	(b)	If Buyer agrees to the Seller’s sale of Test Energy to Buyer, Buyer shall purchase all Test Energy produced by the Generating Facility between the Initial Synchronization and the Initial Operation Date. If Buyer rejects or does not respond to the Seller’s proposal for the sale of Test Energy, Seller has the right to sell any and all of the Test Energy from the Generating Facility to another party under a third party sale.

	(c)	Throughout the sale of Test Energy, Seller shall have the right to interrupt or amend the delivery of Test Energy to Buyer at any time and for any reason in conjunction with work on the Generating Facility. Seller may not, however, interrupt or otherwise change the delivery of Test Energy for economic purposes or to sell to another party.

1.05	Buyer Right of First Refusal on Additional Generation Capacity.

	(a)	If Seller expands the generating capacity of the Generation Facility by incorporating additional generation units beyond the original plant design (the “Additional Generating Capacity”), Seller shall not enter into a binding obligation to sell or otherwise transfer any Additional Generating Capacity to a party other than Buyer, unless Seller first offers, in writing, to sell such Additional Generating Capacity to Buyer (an “Offer”).

	(b)	If Buyer elects to negotiate or accept the Offer made by Seller, Buyer shall give Notice to Seller within 20 Business Days of receipt of the Offer (“Buyer's Notice”) and the Parties shall have not more than 60 days from the date of Buyer’s Notice to enter into a new power purchase agreement, in substantially the same form as this Agreement, or amend this Agreement, unless agreed to otherwise by both Parties.

	(c)	If Buyer does not provide Buyer’s Notice or if Buyer and Seller are unable to enter into a power purchase agreement or amend this Agreement in accordance with subpart (b) above, Seller may enter into an agreement to sell the Additional Generating Capacity from the Project to a third party on terms and conditions no more favorable to the third party than those offered to Buyer.

The contents of this document are subject to restrictions on disclosure as set forth herein.

1.06	Progress Reporting Toward Meeting Milestone Schedule. Seller shall use commercially reasonable efforts to meet the milestone schedule and avoid or minimize any delays in meeting such schedule. Seller shall provide a monthly written report of its progress toward meeting the milestone schedule contained in Exhibit E using the procedures set forth in Exhibit F. Seller shall include in such report a list of all letters, notices, applications, approvals, authorizations, filings, permits and licenses relating to any Transmission Provider or Governmental Authority and shall provide any such documents as may be reasonably requested on Notice from Buyer. In addition, Seller shall advise Buyer as soon as reasonably practicable of any problems or issues of which it is aware which may materially impact its ability to meet the milestone schedule.

ARTICLE TWO. TERM AND CONDITIONS PRECEDENT; TERMINATION; SECURITY INTEREST

2.01	Construction of the Generation Facility. Seller shall develop, design and construct the Generating Facility prior to the Startup Deadline.

2.02	Interconnection Agreement and Costs. Seller shall exercise commercially reasonable efforts to enter into interconnection agreements required to transmit electric energy from the Generating Facility to the Delivery Point. Seller shall pay all costs and any other charges directly caused by, associated with, or allocated to interconnection of the Generating Facility to the Transmission Provider’s system and metering of delivered energy. Seller shall use commercially reasonable efforts to cause the applicable balancing authority to arrange for the use of dynamic scheduling of the delivered energy.

2.03	Transmission to Delivery Point. Seller shall obtain and maintain any transmission, distribution or other service agreements necessary to deliver electric energy from the Generating Facility to the Delivery Point.

2.04	Permits. Prior to Initial Synchronization, Seller shall obtain and maintain any and all interconnection rights and Permits required to effect delivery of the electric energy from the Generating Facility to the Delivery Point.

2.05	Conditions Precedent.

(a) On or before the Startup Deadline, Seller shall have complied with the requirements of Section 2.01 through 2.04.

(b) Seller shall notify Buyer within five Business Days after Seller executes a Financing Commitment with Lender (“Notice of Financing Commitment”). The Notice of Financing Commitment shall specify a date that the Generating Facility will commence production and delivery of the Contract Capacity to the Delivery Point (the “Expected Initial Operation Date”). Promptly after Buyer’s receipt of the Notice of Financing Commitment, Buyer shall use commercially reasonable efforts to reach agreement with the transmission providers on terms for Buyer’s purchase of transmission service. Buyer shall provide notice to Seller (which

The contents of this document are subject to restrictions on disclosure as set forth herein.

notice may be provided by telephone call or email) of Buyer’s receipt of final execution copies of the agreements (the “Notice of Final Transmission Documents”) for the purchase of transmission service, no later than the first Business Day following Buyer’s receipt of such agreements.

(c)	Within three Business Days of receipt of the Notice of Final Transmission Documents, Seller shall deliver a validly issued, irrevocable, unconditional, standby letter of credit in the amount of $3,600,000, issued by a United States bank with a rating of “A” or better from S&P or a rating of “A2” from Moody’s with Buyer shown as the beneficiary in the form of Exhibit H. Buyer shall execute the agreement(s) with the transmission provider(s) promptly after receiving the standby letter of credit. The initial term of the letter of credit shall be for one year. If this Agreement is terminated by either Party pursuant to Section 2.06(a) or by Buyer pursuant to Section 2.06(b)(iii), Buyer shall have the right to draw the entire amount of the letter of credit. If Buyer exercises its right to draw on the letter of credit pursuant to this Section and receives the proceeds thereof, Buyer shall, subject to the consent of the transmission provider, assign the transmission purchased by Buyer pursuant to this Section to Seller or such other party as requested by Seller.

(d)	If the Initial Operation Date occurs after the Expected Initial Operation Date, Seller shall reimburse Buyer for any amounts paid by Buyer for transmission service purchased by Buyer pursuant to Section 2.05(c) between the Expected Initial Operation Date and the Initial Operation Date. Buyer may set-off amounts due from Seller pursuant to this Section against amounts due to Seller from Buyer under this Agreement or, if this Agreement is terminated by either Party pursuant to 2.06(a) or by Buyer pursuant to Section 2.06(b)(iii), Buyer shall be reimbursed by drawing on the letter of credit provided by Seller in accordance with Section 2.05(c).

(e)	In the event that the Letter of Credit is drawn due to a failure of Seller to renew or replace the Letter of Credit not less than 30 days prior to its expiration, Buyer shall maintain the proceeds of any such draw in a custodial account at a national bank reasonably acceptable to Seller. Buyer may withdraw funds from such account to collect any amount due and owing from Seller under this Section 2.05.

(f)	Within 10 Business Days following the Initial Operation Date, Buyer shall return the original letter of credit to Seller. Following the return of the letter of credit, Buyer shall execute such documents as Seller or the issuer of the letter of credit reasonably requests to evidence the cancellation of the letter of credit.

The contents of this document are subject to restrictions on disclosure as set forth herein.

2.06	Termination Rights.

	(a)	Termination Rights of Both Parties.

		(i)	Either Party shall have the right to terminate this Agreement if documentation for the project financing has not been executed by September 30, 2008.

		(ii)	Either Party shall have the right to terminate this Agreement if the Initial Operation Date does not occur on or before September 30, 2009.

		(iii)	Either Party shall have the right to terminate this Agreement in the event that all required Permits and interconnection and transmission agreements have not been obtained by Seller on or before August 31, 2009.

     If either Party elects to terminate this Agreement under the terms of this Section 2.06(a), the terminating Party shall provide written notice to the other Party at least five Business Days prior to the effective date of such termination. If either Party exercises a termination right, as set forth in this Section 2.06(a), except as otherwise provided in Section 2.05, neither Party shall be responsible for making a Termination Payment to the other Party.

(b)	Termination Rights of Buyer.

	(i)	Buyer shall have the right to terminate this Agreement prior to expiration of the Term if the Capacity Factor of the Generating Facility is equal to or less than 70% of the Contract Capacity for any consecutive 12 month period following the Initial Operation Date.

Buyer shall provide written notice of its intent to terminate this Agreement pursuant to this Section 2.06(b) at least 30 days in advance of the date on which Buyer will terminate this Agreement.

	(ii)	Buyer shall have the right to terminate this Agreement if Buyer cannot purchase firm transmission service (with roll-over rights) on terms reasonably acceptable to Buyer.

	(iii)	Buyer shall have the right to terminate this Agreement if Buyer, Seller and Lender have not agreed on the terms and conditions of the Subordination Agreement and Security Documents all as acceptable to Buyer in its reasonably exercised discretion prior to the Initial Operation Date.

(c)	Uncured Defaults. Upon the occurrence of an uncured Event of Default, the Non- Defaulting Party may terminate this Agreement as set forth in Section 6.02.

The contents of this document are subject to restrictions on disclosure as set forth herein.

	(d)	End of Term. At the end of the Term as set forth in Section 1.02, this Agreement shall automatically terminate.

2.07	Subordinated Security Interests and Mortgage.

	(a)	Prior to the Initial Operation Date, as security for Seller’s obligation to pay any amounts that may be owed by Seller to Buyer pursuant to this Agreement, Seller or Buyer, as appropriate, shall execute, deliver, file and record, separate agreements, documents, fixture filings, financing statements or instruments (the “Security Documents”) under which Seller will grant to Buyer, in a form reasonably acceptable to Buyer and subject to characterization as real or personal property in Buyer’s sole discretion, fully perfected security interest(s), or mortgage lien(s) in the Generating Facility and in any and all real and personal property rights, contractual rights, or other rights that Seller acquires in connection with the Generating Facility (collectively the “Secured Interests”).

Seller expressly grants Buyer the right to file and or record, as appropriate, such fixture filings, financing statements and other Security Documents in order to perfect its security interests in the Generating Facility. The Secured Interests shall be subordinate in right of payment, priority and remedies only to the interests of Lender, all as more fully described in the Subordination Agreement. The Secured Interests shall not include a pledge, assignment, or other interest in any ownership interest, whether stock or other equity interest, in Seller.

	(b)	The Parties shall confirm, define, and perfect the Secured Interests by executing, delivering, filing, and recording, at the expense of Seller, the Security Documents.

The Security Documents shall contain financial and operating covenants intended to preserve and maintain the value of the Security Interests and substantially similar to those in favor of Lender. In addition, Seller agrees to file and expressly grants Buyer the right to file or, in the case of a fixture filing record, such Uniform Commercial Code financing statements and to take such further action and execute such further instruments as shall reasonably be required by Buyer to confirm and continue the validity, priority, and perfection of the Secured Interests. The granting of the Secured Interests shall not be to the exclusion of, nor be construed to limit the amount of any further claims, causes of action or other rights accruing to Buyer by reason of any breach or default by Seller under this Agreement or the termination of this Agreement prior to the expiration of its term. The Secured Interests shall be discharged and released, and Buyer shall take any steps reasonably required by Seller to effect and record such discharge and release, upon the expiration of the Term and satisfaction by Seller of all of its obligations hereunder or as required by the terms of the Subordination Agreement. Seller shall reimburse Buyer for its reasonable costs associated with the discharge and release of the Secured Interests.

	(c)	The Security Documents shall provide that if Buyer acts to obtain title to the Generating Facility pursuant to the interests provided by Seller under the Security Documents, Seller shall take all steps necessary, subject to Lender’s priority

The contents of this document are subject to restrictions on disclosure as set forth herein.

security rights, to transfer all permits and licenses necessary to operate the Generating Facility to Buyer, and shall diligently prosecute and cooperate in such transfers.

2.08	Rights and Obligations Surviving Termination. Applicable provisions of this Agreement shall continue in effect after termination, including early termination, to the extent necessary to enforce or complete the duties, obligations or responsibilities of the Parties arising prior to termination and, as applicable, to provide for: final billings and adjustments related to the period prior to termination, repayment of any money due and owing to either party pursuant to this Agreement, and the indemnifications specified in this Agreement.

ARTICLE THREE. SELLER’S OBLIGATIONS

3.01	Conveyance of Entire Output. Seller shall convey all Metered Amounts, Environmental Attributes and Ancillary Services (excluding amounts that Buyer is unable to take during a Force Majeure with respect to Buyer) during the Term to Buyer. In the event of a change in law or regulation relating to any product sold to Buyer under this Agreement that becomes effective subsequent to the effective date of this Agreement, Seller agrees that it will take such actions as may be reasonably requested by Buyer, to permit Buyer to obtain the full benefit of the aforesaid, as so subsequently defined; provided that such subsequent actions will leave the Seller economically no worse off than if the change in law or regulation had not occurred.

Seller shall register, at its sole expense, the Generating Facility in the WREGIS, and take all other actions necessary to ensure that the Environmental Attributes are issued, tracked and transferred to Buyer. Upon Buyer’s request, Seller shall provide Buyer with an attestation certificate in the form attached to this Agreement as Exhibit G, or such other form as agreed to by the Parties.

Seller shall convey title to and risk of loss of all Metered Amounts, Environmental Attributes and Ancillary Services to Buyer at the Delivery Point.

Seller shall not sell any Metered Amounts, Environmental Attributes and Ancillary Services to any entity other than Buyer, except that in the event of a Buyer Force Majeure or a Buyer Event of Default Seller may, but shall not be obligated to, sell the Metered Amounts, Environmental Attributes and Ancillary Services to a third party during the occurrence of such events.

3.02	Seller’s Energy Delivery Obligation. Beginning on the Initial Operation Date, Seller shall sell and deliver to Buyer all electric energy, net of Station Use, from the Generating Facility to Buyer subject to the limitations set forth in Section 3.01 and Article 5.

3.03	Site Location. Seller may, with Buyer’s prior written consent not to be unreasonably withheld, change the location of the Site; provided that, the replacement location is in the Animas Valley, Hidalgo County, New Mexico and Buyer, either directly or indirectly,

The contents of this document are subject to restrictions on disclosure as set forth herein.

does not incur any additional transmission or wheeling costs because of such location change. Seller shall promptly provide a revised Exhibit B describing any new Site in the event Seller requests Buyer’s consent to change the Site location.

3.04	Operation. Seller shall operate the Generating Facility and provide, or retain qualified third-parties to provide, all the operation, engineering, purchasing, repair, supervision, training, inspection, testing, protection, use, management, improvement, replacement, refurbishment, retirement, and maintenance activities associated with operating the Generating Facility in accordance with Prudent Electrical Practices.

3.05	Forecasting. Seller shall prepare a forecast of electric energy, in MWh, in accordance with the provisions of Exhibit D. The information contained in Exhibit D may be changed or amended from time to time by Seller, as agreed to in writing by the Buyer or Buyer’s designated representative. Such written agreement shall be considered an element of administration of the Agreement and shall be deemed a change or an amendment of this Agreement not requiring the further consent of either Party.

3.06	Scheduled Outages.

	(a)	No later than November 15 th of each year of the Term, and at least 60 days prior to Initial Synchronization, Seller shall submit to Buyer its schedule of proposed planned Outages (“Outage Schedule”) for the subsequent two calendar year period.

	(b)	Seller shall provide the following information for each proposed planned outage:

(i) Start date and time;

(ii) End date and time; and

(iii) Capacity online, in MW, during the planned outage.

	(c)	Within 20 Business Days after Buyer’s receipt of an Outage Schedule, Buyer shall notify Seller in writing of any reasonable request for changes to the Outage Schedule, and Seller shall, consistent with Prudent Electrical Practices, accommodate Buyer’s requests regarding the timing of any planned outage.

	(d)	If a condition occurs at the Generating Facility which causes Seller to revise its planned outages, Seller shall provide Notice to Buyer as soon as commercially practicable, but in no event later than 20 Business Days after Seller learns of the occurrence of the condition, with an estimate of the length of such planned outage after the condition causing the change becomes known to Seller.

	(e)	No planned outages shall be scheduled during the months of June, July, August and September without the prior express written consent of Buyer.

The contents of this document are subject to restrictions on disclosure as set forth herein.

3.07	Exchange Arrangement. Notwithstanding any provision in this Agreement to the contrary, subject to the written consent of Buyer, which consent may be given or withheld in Buyer’s sole discretion, Seller may enter into an agreement with Columbus Electric Cooperative to exchange power generated by the Generating Facility and associated Environmental Attributes for power supplied by Columbus Electric Cooperative solely to the extent necessary for Station Use, transmission wheeling and line losses.

ARTICLE FOUR. BUYER’S OBLIGATIONS

4.01	Obligation to Pay. Buyer shall make monthly payments to Seller during the Term calculated in the manner described in Section 4.02.

4.02	Payment Statement and Payment.

(a) On or about the 10 th day of each month after the Initial Operation Date and every month thereafter, and continuing through and including the first month following the end of the Term, Seller shall provide to Buyer (i) daily and hourly records of Metered Amounts during the preceding month; and (ii) an itemized invoice calculating the amount payable to Seller for the previous month, based upon: (1) the sum of the Contract Price multiplied by the Metered Amounts for such month; plus (2) the Transmission Costs. The invoice shall list all components of charges and how the charges are calculated. Seller shall provide or cause to be provided to Buyer a monthly record of all Transmission Costs at the time the invoice is rendered for such charges. Buyer shall pay the undisputed amount of such invoices on or before the later of the (x) 25 th day of each month or (y) 15 days after receipt of the invoice. If either the invoice date or payment date is not a Business Day, then such invoice or payment shall be provided on the next following Business Day. Each Party will make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party. Any undisputed amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

(i) In the event an invoice or portion thereof or any other claim or adjustment arising hereunder, is disputed, payment of the undisputed portion of the invoice shall be required to be made when due, with Notice of the objection given to the other Party. Any invoice dispute or invoice adjustment shall be in writing and shall state the basis for the dispute or adjustment. In the event adjustments to payments are required as a result of inaccurate meter(s), Buyer shall use corrected measurements to recompute the amount due from Buyer to Seller during the period of inaccuracy. The Parties agree to use good faith efforts to resolve the dispute or identify the adjustment as soon as possible. Upon resolution of the dispute or calculation of the

The contents of this document are subject to restrictions on disclosure as set forth herein.

adjustment, any required payment shall be made within 15 days of such resolution along with interest accrued at the Interest Rate from and including the due date, but excluding the date paid. Inadvertent overpayments shall be returned upon request or deducted by the Party receiving such overpayment from subsequent payments, with interest accrued at the Interest Rate from and including the date of such overpayment, but excluding the date repaid or deducted by the Party receiving such overpayment. Any dispute with respect to an invoice is waived unless the other Party is notified in accordance with Section 10.01 within 36 months after the invoice is rendered by Seller and received by Buyer or any specific adjustment to the invoice is made. If an invoice is not rendered by Seller and received by Buyer within 36 months after the close of the month during which performance under this Agreement occurred, the right to payment for such performance is waived.

(b)	Upon 30 days prior written notice, but not more than once each year, Buyer shall have the right at all times during normal business hours to audit the accounts, books and records of Seller to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement and Seller’s compliance with provisions of this Agreement. Any such audit(s) shall be undertaken by Buyer or its representative(s) at reasonable times and appropriate locations and in conformance with generally accepted auditing standards. Seller agrees to fully cooperate with any such audit(s). This right to audit shall extend for a period of three years following the date of each payment under this Agreement. Seller agrees to retain all necessary records/documentation during this audit period or until any dispute in connection with an audit is resolved, whichever is longer. The costs of any audit shall be paid by Buyer, unless the audit reveals a discrepancy or discrepancies in excess of 3% of the amounts reported in favor of Buyer, in which case, Seller shall pay the costs of the audit. Seller shall be notified in writing of any exception taken as a result of an audit and shall respond in writing to such notification within 30 days. Upon resolution of any exception, Seller shall directly refund the amount of any exception to Buyer within 30 days, with monthly, compounded interest calculated from the date of the original payment by Buyer to the date of payment by the Seller, using the Interest Rate.

ARTICLE FIVE.

FORCE MAJEURE

5.01	No Default for Force Majeure. Neither Party shall be considered to be in default in the performance of any of its obligations set forth in this Agreement (except for obligations to pay money) when and to the extent failure of performance is caused by Force Majeure.

5.02	Requirements Applicable to the Claiming Party. If a Party, because of Force Majeure, is rendered wholly or partly unable to perform its obligations when due under this

The contents of this document are subject to restrictions on disclosure as set forth herein.

Agreement, that Party (the “Claiming Party”), shall be excused from whatever performance is affected by the Force Majeure to the extent so affected.

In order to be excused from its performance obligations hereunder by reason of Force Majeure:

(a)	The Claiming Party, within 14 days after the initial occurrence of the claimed Force Majeure, must give the other Party Notice describing the particulars of the occurrence; and

(b)	The Claiming Party must provide timely evidence reasonably sufficient to establish that the occurrence constitutes Force Majeure as defined in this Agreement.

The suspension of the Claiming Party’s performance due to Force Majeure shall be of no greater scope and of no longer duration than is required by the Force Majeure. In addition, the Claiming Party shall use commercially reasonable and diligent efforts to remedy its inability to perform. This Section shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Claiming Party, are contrary to its interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the sole discretion of the Claiming Party. When the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall give the other Party prompt Notice to that effect.

5.03	Startup Deadline Extension. If Force Majeure occurs prior to the Startup Deadline which prevents Seller from achieving the Startup Deadline, then the Startup Deadline shall, subject to Seller’s compliance with its obligations as the Claiming Party under Section 5.02, be extended on a day-for-day basis for the duration of the Force Majeure.

5.04	Termination. The non-Claiming Party may terminate this Agreement on Notice, which shall be effective five Business Days after such Notice is provided, in the event of Force Majeure which extends for more than 365 consecutive days. Upon the effectiveness of such termination, Buyer shall no longer be required to pay Seller’s pass through costs of any transmission, distribution or other service agreements necessary to deliver the electric energy from the Generating Facility to the Delivery Point.

ARTICLE SIX.

EVENTS OF DEFAULT: REMEDIES

6.01	Events of Default. An “Event of Default” shall mean, with respect to a Party (a “Defaulting Party”), the occurrence of any of the following:

	(a)	With respect to either Party:

		(i)	Any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated if the representation or warranty is continuing in nature, if:

The contents of this document are subject to restrictions on disclosure as set forth herein.

(1) Such misrepresentation or breach of warranty is not remedied within 10 Business Days after Notice; or

(2) Such inaccuracy is not capable of a cure, but the non-breaching Party’s damages resulting from such inaccuracy can reasonably be ascertained and the payment of such damages is not made within 15 Business Days after a Notice of such damages is provided by the non-breaching Party to the breaching Party.

	(ii)	Except for an obligation to make payment when due, the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default or to the extent excused by a Force Majeure) if such failure is not remedied within 30 days after Notice of such failure (or such shorter period as may be specified below), which Notice sets forth in reasonable detail the nature of the failure; provided that, if such failure is not reasonably capable of being cured within the 30 day cure period specified above, the Party shall have such additional time (not exceeding an additional 120 days) as is reasonably necessary to cure such failure, so long as such Party promptly commences and diligently pursues such cure;

	(iii)	A Party fails to make when due any undisputed payment in a material amount (including not making when due any material portion of the payment) required under this Agreement and such failure is not cured within 30 days after Notice of such failure;

	(iv)	A Party becomes Bankrupt; or

	(v)	A Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party;

(b)	With respect to Seller:

	(i)	Seller removes from the Site essential equipment upon which the Contract Capacity has been based, except for the purposes of replacement, refurbishment, repair or maintenance, and such equipment is not returned within five Business Days after Notice from Buyer;

The contents of this document are subject to restrictions on disclosure as set forth herein.

(ii)	Seller fails to achieve Initial Operation Date by the Startup Deadline set forth in Section 1.01;

(iii)	Seller’s abandonment as set forth in Section 9.05; or

(iv)	A termination of, or cessation of service under, any agreement necessary for the interconnection of the Generating Facility to the Transmission Provider’s electric system or transmission of the electric energy to the Delivery Point or for metering the Metered Amounts and such service is not reinstated, or alternative arrangements implemented, within 90 days after such termination or cessation.

6.02	Early Termination. If an Event of Default shall have occurred, there will be no opportunity for cure except as specified in Section 6.01. The Party taking the default (the “Non-Defaulting Party”) shall have the right, but shall not be obligated:

	(a)	To designate by Notice, a day, no earlier than 20 days after the Notice is effective, for the early termination of this Agreement (an “Early Termination Date”);

	(b)	To immediately suspend performance under this Agreement; and

	(c)	To pursue all remedies available at law or in equity against the Defaulting Party (including monetary damages), except to the extent that such remedies are limited by the terms of this Agreement.

6.03	Termination Payment. As soon as practicable after an Early Termination Date is declared, the Non-Defaulting Party shall calculate the sum of all amounts owed by the Defaulting Party under this Agreement, less any amounts owed by the Non-Defaulting Party to the Defaulting Party, including the Forward Settlement Amount (the “Termination Payment”) and provide Notice to the Defaulting Party thereof. The Notice shall include a written statement setting forth, in reasonable detail, the calculation of such Termination Payment including the Forward Settlement Amount, together with appropriate supporting documentation. If the Termination Payment is positive, the Defaulting Party shall pay such amount to the Non-Defaulting Party within 10 Business Days after the Notice is provided. If the Termination Payment is negative (i.e., the Non- Defaulting Party owes the Defaulting Party more than the Defaulting Party owes the Non-Defaulting Party), then the Non-Defaulting Party shall pay such amount to the Defaulting Party within 30 days after the Notice is provided. The Parties shall negotiate in good faith to resolve any disputes regarding the calculation of the Termination Payment. Any disputes which the Parties are unable to resolve through negotiation may be submitted for resolution through mediation as provided in Article Eleven.

6.04	Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of the Agreement.

The contents of this document are subject to restrictions on disclosure as set forth herein.

ARTICLE SEVEN. LIMITATIONS OF LIABILITIES

EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES BY EITHER PARTY UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED, UNLESS THE PROVISION IN QUESTION PROVIDES THAT THE EXPRESS REMEDIES ARE IN ADDITION TO OTHER REMEDIES THAT MAY BE AVAILABLE. SUBJECT TO SECTION 9.13, IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING THE PROVISIONS OF SECTION 9.02 (INDEMNITY), NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

ARTICLE EIGHT. GOVERNMENTAL CHARGES

8.01	Cooperation to Minimize Governmental Charges. Each Party shall use commercially reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties so as to minimize all Governmental Charges, so long as neither Party is materially adversely affected or required to incur any material cost in connection therewith.

The contents of this document are subject to restrictions on disclosure as set forth herein.

8.02	Governmental Charges.

	(a)	Seller shall pay or cause to be paid all sales, use, gross receipts, occupation, production, severance, excise, ad valorem or other taxes, royalties, fees, licenses, or charges that are imposed by any federal, Indian, state or local governmental authority (“Governmental Charges”) on or with respect to the Metered Amounts (and any contract associated with the Metered Amount) arising prior to and at the point of interconnection with the Transmission Provider.

	(b)	Buyer shall pay or cause to be paid all Governmental Charges on or with respect to the Metered Amounts (and any contract associated with the Metered Amount) arising from and after the point of interconnection with the Transmission Provider. In the event Seller is required by law or regulation to remit or pay Governmental Charges which are determined to be Buyer’s responsibility hereunder, Buyer shall promptly reimburse Seller for such Governmental Charges plus accrued interest, if any.

	(c)	If Buyer is required by law or regulation to remit or pay Governmental Charges which are determined to be Seller’s responsibility hereunder, Buyer may deduct such amounts plus accrued interest, if any, from payments to Seller made pursuant to Article Four. If Buyer elects not to deduct such amounts from its payment to Seller, Seller shall promptly reimburse Buyer for such amounts plus accrued interest, if any, upon written request. Nothing shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the law.

	(d)	Such election or failure by the respective Party to pay or cause to be paid the other Party’s Governmental Charges upon prompt written Notice to the other Party that such Party’s Governmental Charges are due and payable shall not constitute an Event of Default.

	(e)	Each Party shall bear any costs/liabilities/benefits of any changes to Governmental Charges for which each Party is respectively allocated responsibility under this Section 8.02.

8.03	Providing Information to Taxing Authorities. Seller or Buyer, as necessary, shall provide information concerning the Generating Facility to any requesting taxing authority.

ARTICLE NINE.

MISCELLANEOUS

9.01	Representations and Warranties. On the Effective Date, each Party represents, warrants and covenants to the other Party that:

	(a)	In the case of Seller, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. In the case of Buyer, it is a political subdivision of the State of Arizona, duly created and validly existing under the laws of the State of Arizona;

The contents of this document are subject to restrictions on disclosure as set forth herein.

	(b)	Except for all Permits in the case of Seller, it has or will timely acquire all regulatory authorizations necessary for it to legally perform its obligations under this Agreement;

	(c)	The execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

	(d)	This Agreement constitutes a legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses;

	(e)	There is not pending, or to its knowledge, threatened against it or, in the case of Seller, any of its Affiliates, any legal proceedings that could materially adversely affect its ability to perform under this Agreement;

	(f)	No Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

	(g)	It is acting for its own account and its decision to enter into this Agreement is based upon its own judgment, not in reliance upon the advice or recommendations of the other Party and it is capable of assessing the merits of and understanding, and understands and accepts the terms, conditions and risks of this Agreement;

	(h)	It has not relied upon any promises, representations, statements or information of any kind whatsoever that are not contained in this Agreement in deciding to enter into this Agreement; and

	(i)	It shall act in good faith in its performance under this Agreement.

9.02	Indemnity.

	(a)	Each Party (“Indemnifying Party”) shall indemnify, defend and hold the other Party (“Indemnified Party”) and its partners, shareholders, partners, directors, officers, employees and agents (including Affiliates and contractors and their employees), harmless from and against all third party loss, liability, damage, claim, cost, charge, demand, or expense for injury or death to persons, including employees of either Party, and physical damage to property related to this Agreement suffered or incurred by such Indemnified Party to the extent arising out of the Indemnifying Party’s negligence or willful misconduct. In the event injury or damage results from the joint or concurrent negligence or willful misconduct of the Parties, each Party shall be liable under this indemnification in proportion to its relative degree of fault.

	(b)	Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative, or legal proceeding, or investigation as to which the

The contents of this document are subject to restrictions on disclosure as set forth herein.

indemnity provided for in this Section 9.02 may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact. The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party, provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party's expense, unless a liability insurer is willing to pay such costs.

	(c)	If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the expense of the Indemnifying Party contest, settle, or pay such claim, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party's counsel that such claim is meritorious or warrants settlement.

	(d)	The provisions of this Section 9.02 shall not be construed to relieve any insurer of its obligations to pay any insurance claims in accordance with the provisions of any valid insurance policy.

	(e)	All indemnity rights shall survive the termination of this Agreement.

9.03	Assignment.

	(a)	Except as provided in Section 9.04, neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

	(b)	Any direct or indirect change of control of Seller (whether voluntary or by operation of law) shall be deemed an assignment and shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section shall be construed to prevent Seller from securing a tax-equity partner or from changing a tax-equity partner so long as any such change does not result in a change in the effective control of Seller.

9.04	Consent to Collateral Assignment. Seller shall have the right to assign this Agreement as collateral for any financing or refinancing of the Generating Facility. In connection with any financing or refinancing of the Generating Facility by Seller, Buyer shall, at Seller’s expense, work in good faith with Seller and Lender to agree upon a commercially reasonable consent to collateral assignment of this Agreement, provided, however that any such assignment shall not constitute a modification of this Agreement unless Buyer otherwise agrees in its sole discretion.

The contents of this document are subject to restrictions on disclosure as set forth herein.

9.05	Abandonment. Except as provided under Sections 9.03 or 9.04, Seller shall not relinquish its possession and control of the Generating Facility without the prior written consent of Buyer. For purposes of this Section 9.05, Seller shall have been deemed to relinquish possession of the Generating Facility if Seller has ceased work on the Generating Facility or the Generating Facility has ceased production and delivery of the Metered Amounts, Environmental Attributes and Ancillary Services for a consecutive 60 day period and such cessation is not a result of an event of Force Majeure.

9.06	Governing Law/Jurisdiction/Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED

BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD DIRECT THE APPLICATION OF ANOTHER JURISDICTION’S LAWS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST EITHER PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF ARIZONA OR THE UNITED STATES OF AMERICA, IN EITHER CASE, LOCATED IN MARICOPA COUNTY, ARIZONA. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS

PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; AND WAIVES AND DEFENSE OF FORUM NON CONVENIENCES. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

9.07	Notices. All Notices, requests, statements, invoices, or payments shall be made as specified in Exhibit C. Notices (other than forecasting and scheduling requests) shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, first class United States mail, overnight courier service or facsimile. For purposes other than forecasting and scheduling requests, “e-mail” shall not be considered a “writing” for purposes hereof. Notice provided in accordance with this Section 9.07 shall be deemed received as follows:

	(a)	Notice by hand delivery shall be deemed given at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be deemed given at the close of business on the next Business Day;

	(b)	Notice by overnight United States mail or courier service shall be deemed given on the next Business Day after it was sent out; and

	(c)	Notice by first class United States mail shall be deemed given two Business Days after the postmarked date.

The contents of this document are subject to restrictions on disclosure as set forth herein.

Notices shall be effective on the date deemed received, unless a different date for the Notice to go into effect is stated in another section of this Agreement. A Party may change its designated representatives, addresses and other contact information by providing written Notice of same in accordance herewith. The information contained in Exhibit C may be changed or amended from time to time as otherwise agreed to in writing by the Party’s designated representative. Such written agreement by the Party’s designated representative shall be considered an element of administration of the Agreement and shall not be deemed a change or an amendment of this Agreement requiring the further consent of either Party.

9.08	General.

	(a)	This Agreement constitutes the entire agreement between the Parties relating to its subject matter.

	(b)	This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof.

	(c)	Except to the extent provided for herein, no amendment or modification to this Agreement shall be enforceable unless reduced to a writing signed by all Parties.

	(d)	This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement as specified herein).

	(e)	Waiver by a Party of any default by the other Party shall not be construed as a waiver of any other default.

	(f)	The term “including” when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation.

	(g)	The word “or” when used in this Agreement shall include the meaning “and/or” unless the context unambiguously dictates otherwise.

	(h)	The headings used herein are for convenience and reference purposes only. Words having well-known technical or industry meanings shall have such meanings unless otherwise specifically defined herein.

	(i)	Where days are not specifically designated as Business Days, they shall be considered as calendar days.

	(j)	This Agreement shall be binding on each Party’s successors and permitted assigns.

The contents of this document are subject to restrictions on disclosure as set forth herein.

	(k)	Whenever this Agreement specifically refers to any law, tariff, government department or agency, regional reliability council, Transmission Provider, or credit rating agency, the Parties hereby agree that the reference shall also refer to any successor to such law, tariff or organization.

	(l)	The Parties acknowledge and agree that this Agreement and the transactions contemplated by this Agreement constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

	(m)	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

	(n)	If any provision of this Agreement, or the application thereof, shall for any reason be invalid or unenforceable, then to the extent of such invalidity or unenforceability, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby, but rather shall be enforced to the maximum extent permissible under Applicable Law, so long as the economic and legal substance of the transactions contemplated hereby is not effected in any material adverse manner as to any Party.

9.09	Confidentiality.

	(a)	Neither Party shall disclose Confidential Information to a third party, other than:

(i) To such Party’s employees, Lenders, counsel, accountants or advisors, Affiliates, insurers and underwriters, in each case who have a need to know such information and have agreed to keep such terms confidential;

(ii) To potential Lenders with the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that disclosure:

(1) Of cash flow and other financial projections to any potential Lender in connection with a potential loan or tax equity investment; or

(2) To potential Lenders with whom Seller has negotiated (but not necessarily executed) a term sheet or other similar written mutual understanding,

shall not require such consent of Buyer, and provided further that, in each case such potential Lender has a need to know such information and has agreed in writing to keep such terms confidential;

The contents of this document are subject to restrictions on disclosure as set forth herein.

(iii) In order to comply with any applicable regulation, rule, request or order of the FERC, any court, administrative agency, legislative body or other tribunal (including Buyer’s status as a political subdivision of the State of Arizona), or any mandatory discovery or data request of a party to any proceeding pending before any of the foregoing;

	(b)	If either Party becomes subject to a bona fide requirement by law, regulations, deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process, (collectively, a “Requirement”) to disclose any Confidential Information, such Party will, (i) prior to producing any Confidential Information, promptly notify the other Party of the existence, terms and circumstances of such Requirement(s) so that the other Party may seek, at its sole expense, an appropriate protective order(s), and (ii) cause its employees to cooperate with the other Party in seeking the aforesaid protective order(s). No Party shall be obligated to seek any judicial remedy or other judicial intervention to prevent the disclosure of the Confidential Information. If a Party is subject to a Requirement, has complied with the notification and cooperation obligations described in the preceding sentence, is compelled, in the sole opinion of its legal counsel, to make disclosure of such Confidential Information or else stand liable for contempt, sanctions, or other substantial penalty, the Party will furnish only that portion of the Confidential Information which it is legally required to produce pursuant to the terms of such Requirement as modified by any protective order(s).

9.10	Insurance.

	(a)	Throughout the Term, Seller shall obtain and maintain in force as hereinafter provided commercial general liability insurance, including contractual liability coverage, with a combined single limit of not less than $1,000,000 for each occurrence written on an occurrence form. The insurance carrier or carriers and form of policy shall be subject to review and approval by Buyer which approval shall not be unreasonably withheld, conditioned or delayed, but at a minimum shall be placed with carriers admitted to write insurance in New Mexico and have an AM Bests’ rating of A VII or higher.

	(b)	Throughout the Term, Seller shall maintain as applicable, Workers' Compensation Insurance as required by New Mexico law and Employers Liability Insurance in an amount not less than $1,000,000 per occurrence and with an insurer with a minimum “A” rating.

	(c)	Upon Buyer’s request, Seller shall:

(i) Furnish a certificate of insurance to Buyer, which certificate shall provide that such insurance shall not be terminated nor expire except on 30 days’ prior written notice to Buyer; and

The contents of this document are subject to restrictions on disclosure as set forth herein.

(ii) Furnish to Buyer an additional insured endorsement with respect to such insurance.

9.11	Mobile Sierra. Neither Party shall seek, nor shall they support any third party in seeking, to prospectively or retroactively revise the rates, terms or conditions of service of this Agreement through application or complaint to FERC pursuant to the provisions of Section 205, 206 or 306 of the Federal Power Act, or any other provisions of the Federal Power Act, absent prior written agreement of the Parties. Further, absent the prior agreement in writing by both Parties, the standard of review for changes to the rates, terms or conditions of service of this Agreement proposed by a Party, a non-Party or the FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 US 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 US 348 (1956) and subsequent applicable court and FERC decisions.

9.12	Simple Interest Payments. Except as specifically provided in this Agreement, any outstanding and past due amounts owing and unpaid by either Party under the terms of this Agreement shall be eligible to receive a Simple Interest Payment for the number of days between the date due and the date paid.

9.13	Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that irreparable damage would occur in the event any of the provisions of Sections 3.01 or 9.09 of this Agreement were not performed in accordance with the terms thereof, that money damages may not be a sufficient remedy for any such breach and that the Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Parties.

9.14	Press Releases. Neither Party will issue a press release or other public statement about this Agreement without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be deemed to have been granted if the other Party has not responded to a request for approval, with reasons for such Party’s denial of any such request, within 15 days after such Party’s receipt of the requesting Party’s request for approval; provided, however, that in the event that Seller is obligated to disclose this Agreement pursuant to SEC rules or regulations prior to the expiration of the 15 day review period, Seller shall expressly state the date on which it is obligated to disclose this Agreement and Buyer shall be deemed to have consented to such disclosure if it does not provide its approval prior to said required disclosure date. If either Party is contacted by the media concerning this Agreement, the contacted Party shall inform the other Party of the existence of the inquiry, any questions asked and the substance of any information provided to the media.

9.15	Recording. Each Party to this Agreement acknowledges and agrees to the taping or electronic recording (“Recording”) of conversations between the Parties whether by one or the other or both Parties, and that the Recordings will be retained in confidence,

The contents of this document are subject to restrictions on disclosure as set forth herein.

secured from improper access, and may be submitted in evidence in any suit, action or proceedings relating to this Agreement. Each Party waives any further notice of that monitoring or Recording, and agrees to notify its personnel of the monitoring or recording and to obtain any necessary consent of those personnel.

ARTICLE TEN.

DISPUTES

10.01	Dispute Resolution. Except for interlocutory injunctive proceedings for the immediate performance or cessation of conduct, all disputes which arise with respect to this Agreement (the “Dispute”) that have not been resolved at the operating level shall promptly be referred to senior representatives appointed by each Party with authority to resolve the dispute (the “Senior Representatives”) upon either Party providing a notice in writing (the “Negotiation Notice”) to the other Party. The Senior Representatives shall promptly use reasonable efforts to resolve the Dispute which has been referred to them in the Negotiation Notice. If the Senior Representatives have not resolved the Dispute within 30 days of the Negotiation Notice, the Parties shall, subject to the other provisions of this Agreement, be entitled to pursue any other process or remedies otherwise available to them at law or in equity.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

The contents of this document are subject to restrictions on disclosure as set forth herein.

     IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be executed by their authorized representative as of the Effective Date.

SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT

_/s/ Mark B. Bonsall ___________________ By: Mark B. Bonsall Its: Associate General Manager Commercial & Customer Services

LIGHTNING DOCK GEOTHERMAL HI-01, LLC

_/s/ Brent M. Cook ___________________ By: Brent M. Cook Its: CEO/Manager

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT A

Definitions

The following terms shall have the following meaning for purposes of this Agreement.

1.	“Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Party. For this purpose, “control” means the direct or indirect ownership of 50% or more of the outstanding capital stock or other equity interests having ordinary voting power.

2.	“Agreement” has the meaning set forth in the Preamble.

3.	“Ancillary Services” means operating reserves, regulation and automatic generator control, black-start capability, reactive supply, voltage control, frequency response, other products associated with electrical generation, capacity and energy that the Generating Facility is capable of providing and all other beneficial outputs of the Generating Facility not required for the operation of the Generating Facility.

4.	“Applicable Laws” means all constitutions, treaties, laws, ordinances, rules, regulations, interpretations, permits, judgments, decrees, injunctions, writs and orders of any Governmental Authority that apply to either or both of the Parties, the Generating Facility or the terms of this Agreement.

5.	“Bankrupt” means with respect to any entity, such entity:

	a)	Files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it that is not dismissed within 60 days;

	b)	Makes an assignment or any general arrangement for the benefit of creditors;

	c)	Otherwise becomes bankrupt or insolvent (however evidenced);

	d)	Has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or

	e)	Is generally unable to pay its debts as they fall due.

6.	“Business Day” means any day except a Saturday, Sunday, a Federal Reserve Bank holiday. A Business Day shall begin at 8:00 a.m. and end at 5:00 p.m. local time for the Party sending the Notice or payment or performing a specified action.

The contents of this document are subject to restrictions on disclosure as set forth herein.

7.	“Buyer” has the meaning set forth in the Preamble.

8.	Capacity Factor means the ratio determined by dividing the actual Metered Output delivered to the Delivery Point, in MWh, over any consecutive 12 month period by the number of MWhs that the Generating Facility would have produced if operated at the Contract Capacity every hour during such consecutive 12 month period.

9.	“Claiming Party” has the meaning set forth in Section 5.02.

10.	“Confidential Information” means all information of either Party or of another party whose information either Party may have in its possession under obligations of confidentiality in whatever form transmitted relating to the past, present or future business affairs, including research, development, or business plans, operations of systems, any technical and non-technical information related to either Party’s business and current, future and proposed products and services of either Party including information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans and whether or not marked as confidential, as well as information which is produced or developed during the working relationship between the Parties and which would, if disclosed to competitors of either party, give or increase such competitors’ advantage over that Party or diminish that Party’s advantage over its competitors. This information also includes trade secrets and other proprietary product, customer and other information that is otherwise not available to either Party’s competitors and the public. Confidential Information shall not include any information that: (a) is, and can clearly be demonstrated to be, actually known to Recipient before being obtained from either Party; (b) is or becomes publicly known through no wrongful act of Recipient; (c) is communicated to a third party with express written consent of either Party and who in making such disclosure, breaches no confidentiality or other obligation to either Party; or (d) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, including laws rules and regulations governing Buyer as a political subdivision of the State of Arizona, provided that before making such disclosure, the recipient shall give the other Party written notice of the intended disclosure and an adequate opportunity to interpose an objection or take action to ensure confidential handling of any such information recipient may be required to disclose.

11.	“Contract Capacity” has the meaning set forth in Section 1.04.

12.	“Contract Price” has the meaning set forth in Section 1.03.

13.	“Costs” means, with respect to the Non-Defaulting Party, legal expenses and other similar third party transaction costs and expenses reasonably incurred by such Party in entering into any new arrangement which replaces this Agreement.

The contents of this document are subject to restrictions on disclosure as set forth herein.

14.	“Defaulting Party” has the meaning set forth in Section 6.01.

15.	“Delivery Losses” shall mean the real power losses, more commonly known as “line losses”, set forth in the Tariff. The definition of Delivery Losses hereunder shall automatically be modified upon any amendment to the Tariff without any additional action required hereunder.

16.	“Delivery Point” means the Hidalgo 115kV substation.

17.	“Dispute” has the meaning set forth in Section 10.01.

18.	“Early Termination Date” has the meaning set forth in Section 6.02.

19.	“Effective Date” has the meaning set forth in the Preamble.

20.	“Environmental Attributes” means any and all presently existing or future benefits, emissions reductions, environmental air quality credits, emissions reduction credits, renewable energy credits, offsets and allowances, attributable to the Generating Facility during the Term, or otherwise attributable to the generation, purchase, sale or use of Metered Amounts from or by the Generating Facility during the Term, howsoever entitled or named, resulting from the avoidance, reduction, displacement or offset of the emission of any gas, chemical or other substance, including any of the same arising out of presently existing or future legislation or regulation concerned with oxides of nitrogen, sulfur or carbon, with particulate matter, soot or mercury, or implementing the United Nations Framework Convention on Climate Change (UNFCCC) or the Kyoto Protocol to the UNFCCC or crediting “early action” emissions reduction, or laws or regulations involving or administered by the CAMD, or any state or federal entity given jurisdiction over a program involving transferability of Environmental Attributes, and any renewable energy credit reporting rights to such Environmental Attributes. Notwithstanding any other provision hereof, Environmental Attributes do not include: (a) the Production Tax Credits or any state or federal production tax credits, (b) any investment tax credits and any other tax credits associated with the Generating Facility, (c) any state, federal or private cash payments or grants relating in any way to the Generating Facility or Production Tax Credits, (d) state, federal or private grants or other benefits related to the Generating Facility or the Production Tax Credits, or (e) Metered Output.

21.	“Equitable Defense” means any bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain same may be pending.

22.	“Event of Default” has the meaning set forth in Section 6.01.

23.	“Expected Initial Operation Date” has the meaning set forth in Section 2.05(a).

The contents of this document are subject to restrictions on disclosure as set forth herein.

24.	“FERC” means the Federal Energy Regulatory Commission.

25.	“Financing Commitment” means any commitment letter or other commitment by a Lender to finance the Generating Facility.

26.	“Force Majeure” means an event, condition, occurrence or circumstance beyond the reasonable control and without the fault or negligence of the Party claiming the Force Majeure, which, despite all commercially reasonable efforts of the Party claiming the Force Majeure to prevent its occurrence or mitigate its effects, causes a delay or disruption in the performance of any obligation imposed on such Party hereunder. Subject to the foregoing, Force Majeure shall include: an act of God, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, terrorism, sabotage, strike or labor dispute, or actions or inactions of any Governmental Authority, or curtailment or reduction in deliveries at the direction of a Transmission Provider other than Buyer.

27.	“Forward Settlement Amount” means the Non-Defaulting Party’s Costs and Losses, on the one hand, netted against its Gains, on the other. The Forward Settlement Amount shall not include consequential, incidental, punitive, exemplary or indirect or business interruption damages.

28.	“Gains” means, with respect to any Party, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of this Agreement for the lesser of (i) remaining Term of this Agreement, or (ii) five years, determined in a commercially reasonable manner.

Factors used in determining the economic benefit to a Party may include reference to information supplied by one or more third parties, which shall exclude Affiliates of the Non-Defaulting Party, including quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets, comparable transactions, forward price curves based on economic analysis of the relevant markets, settlement prices for comparable transaction at liquid trading hubs (e.g., NYMEX), and shall include the value of Environmental Attributes and Ancillary Services. Only if the Non-Defaulting Party is unable, after using commercially reasonable efforts, to obtain third party information to determine the gain of economic benefits, then the Non-Defaulting Party may use information available to it internally suitable for such purpose in accordance with commercially reasonable practices.

29.	“Generating Facility” means Seller’s electric generating facility as more particularly described in Exhibit B, together with all materials, equipment systems, structures, features and improvements necessary to produce electric energy at such facility, excluding the Site, land rights and interests in land.

30.	“Governmental Authority” means:

The contents of this document are subject to restrictions on disclosure as set forth herein.

	a)	Any federal, state, local, municipal or other government;

	b)	Any governmental, regulatory or administrative agency, commission, or other authority lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

	c)	Any court or governmental tribunal.

31.	“Governmental Charges” has the meaning as set forth in Section 8.02.

32.	“Indemnified Party” has the meaning set forth in Section 9.02(a).

33.	“Indemnifying Party” has the meaning set forth in Section 9.02(a).

34.	“Initial Operation Date” means the date that the Generating Facility starts producing and delivering the Contract Capacity to the Delivery Point.

35.	“Initial Synchronization” means the date upon which the Generating Facility is first synchronized with the Transmission Provider.

36.	“Interest Rate” means an annual rate equal to the rate published in The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published, the arithmetic mean of such rates) as of the date payment is due; plus 2%; provided, however, that in no event shall the Interest Rate exceed the maximum interest rate permitted by Applicable Laws.

37.	“kW” means kilowatt(s) of electric energy generating capacity.

38.	“kWh” means kilowatt-hour(s) of electric energy.

39.	“Lender” means any financial institution(s) or successor(s) in interest or assignees that provide(s) debt financing, tax equity financing or refinancing for the Generating Facility to Seller.

40.	“Losses” means, with respect to any Party, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of this Agreement for the lesser of (i) the remaining Term, or (ii) five years, determined in a commercially reasonable manner. Factors used in determining economic loss to a Party may include reference to information supplied by one or more third parties, which shall exclude Affiliates of the Non-Defaulting Party, including quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets, comparable transactions, forward price curves based on economic analysis of the relevant markets, settlement prices for comparable transaction at liquid trading hubs (e.g., NYMEX), and shall include the value of Environmental Attributes and Ancillary Services. Only if the Non-Defaulting Party is unable,

The contents of this document are subject to restrictions on disclosure as set forth herein.

after using commercially reasonable efforts, to obtain third party information to determine the loss of economic benefits, then the Non-Defaulting Party may use information available to it internally suitable for such purpose in accordance with commercially reasonable practices.

41.	“Metered Amounts” means the electric energy produced by the Generating Facility as measured at the point of interconnection with the Transmission Provider and expressed in kWh, as measured by a mutually approved meter.

42.	“Milestone Schedule” means Seller’s schedule to develop the Generating Facility as set forth in Exhibit E, including any revisions thereto in accordance with this Agreement.

43.	“MW” means megawatt(s) of electric energy generating capacity.

44.	“MWh” means megawatt-hour(s) of electric energy.

45.	“Negotiation Notice” has the meaning set forth in Section 10.01.

46.	“Non-Defaulting Party” has the meaning set forth in Section 6.02.

47.	“Notice” means notices, requests, statements, invoices, or payments provided in accordance with Section 9.07 and Exhibit C.

48.	“Outage(s)” shall mean those times when more than five generation units are not producing electric energy.

49.	“Party” or “Parties” have the meaning set forth in the Preamble.

50.	“Permits” means all applications, approvals, authorizations, consents, filings, licenses, orders, permits or similar requirements imposed by any Governmental Authority, in order to develop, construct, operate and maintain, the Generating Facility or to Forecast or deliver the electric energy produced by the Generating Facility to Buyer.

51.	“Placed in Service” shall have the meaning as provided in the Internal Revenue Code and Internal Revenue Service rulings and opinions as applied to the production tax credits available for renewable energy projects.

52.	“Production Tax Credits” or “PTC” means production tax credits under Section 45 of the Internal Revenue Code as in effect from time-to-time during the Term or any successor or other provision providing for a federal tax credit determined by reference to renewable electric energy produced from geothermal or other renewable energy resources for which the Generating Facility is eligible.

53.	“Prudent Electrical Practices” means those practices, methods and acts that would be implemented and followed by prudent operators of geothermal electric energy

The contents of this document are subject to restrictions on disclosure as set forth herein.

generating facilities in the Western United States during the relevant time period, which practices, methods and acts, in the exercise of prudent and responsible professional judgment in the light of the facts known at the time the decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, reliability and safety. Prudent Electrical Practices shall include, at a minimum, those professionally responsible practices, methods and acts described in the preceding sentence that comply with manufacturers’ warranties, restrictions in this Agreement, and the requirements of Governmental Authorities, WECC standards, and Applicable Laws. Prudent Electrical Practices shall also include taking reasonable steps to ensure that:

a)	Equipment, materials, resources, and supplies, including spare parts inventories, are available to meet the Generating Facility’s needs;

b)	Sufficient operating personnel are available at all times and are adequately experienced and trained and licensed as necessary to operate the Generating Facility properly and efficiently, and are capable of responding to reasonably foreseeable emergency conditions at the Generating Facility and Emergencies whether caused by events on or off the Site;

c)	Preventive, routine, and non-routine maintenance and repairs are performed on a basis that ensures reliable, long term and safe operation of the Generating Facility, and are performed by knowledgeable, trained, and experienced personnel utilizing proper equipment and tools;

d)	Appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

e)	Equipment is not operated in a reckless manner, in violation of manufacturer’s guidelines or in a manner unsafe to workers, the general public, or the Transmission Provider’s electric system or contrary to environmental laws, permits or regulations or without regard to defined limitations such as, flood conditions, safety inspection requirements, operating voltage, current, volt ampere reactive (VAR) loading, frequency, rotational speed, polarity, synchronization, and control system limits; and

f)	Equipment and components designed and manufactured to meet or exceed the standard of durability that is generally used for electric energy generating facilities operating in the Western United States and will function properly over the full range of ambient temperature and weather conditions reasonably expected to occur at the Site and under both normal and emergency conditions.

54.	“Security Documents” has the meaning set forth in Section 2.07(a).

55.	“Seller” has the meaning set forth in the Preamble.

The contents of this document are subject to restrictions on disclosure as set forth herein.

56.	“Senior Representatives” has the meaning set forth in Section 10.01.

57.	“Simple Interest Payment” means a dollar amount calculated by multiplying the:

	a)	Dollar amount on which the Simple Interest Payment is based; times

	b)	The Interest Rate; times

	c)	The result of dividing the number of days in the calculation period by 365.

58.	“Site” means the real property on which the Generating Facility is, or will be located, as further described in Section 3.03 and Exhibit B or as adjusted in accordance with Section 3.03.

59.	“Startup Deadline” has the meaning set forth in Section 1.01.

60.	“Station Use” means the electric energy produced by the Generating Facility that is either (a) used within the Generating Facility to power the lights, motors, control systems and other electrical loads that are necessary for operation of the Generating Facility; or (b) consumed within the Generating Facility’s electric energy distribution system as losses.

61.	“Subordination Agreement” means the subordination agreement by and among Lender, Seller and Buyer, as may be executed, amended, revised, replaced or superseded from time to time.

62.	“Tariff” means the FERC tariffs for the Transmission Provider(s).

63.	“Test Energy” means any Metered Output, Environmental Attributes and Ancillary Services produced at the Generating Facility prior to the Initial Operation Date.

64.	“Term” has the meaning used in Section 1.02.

65.	“Termination Payment” has the meaning set forth in Section 6.03.

66.	“Transmission Costs” means wheeling costs and Delivery Losses as calculated at the Transmission Provider’s tariff rate incurred by Seller for the transmission service required to deliver the electric energy from the Generating Facility to the Delivery Point.

67.	“Transmission Provider(s)” means Tri-State Generation and Transmission Association, Inc., Columbus Electric Cooperative, Inc., or any other transmission providers under this Agreement.

68.	“Unplanned Outage” has the meaning set forth in Section 3.06.

The contents of this document are subject to restrictions on disclosure as set forth herein.

69.	“WECC” means the Western Electricity Coordinating Council, the regional reliability council for the Western United States, Northwestern Mexico and Southwestern Canada.

70.	“WREGIS” means the Western Renewable Energy Generating Information System or any successor renewable energy tracking program.

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT B Generating Facility and Site Description

1. Generating Facility Description.

The Generating Facility will be a geothermal small power production facility supplied by a geothermal fluids gathering system.

     The Generating Facility will consist of between 45 and 50 UTC Power PureCycle B280 Power Systems each producing 280 gross kW. The PureCycle equipment converts heat provided by geothermal fluids into electricity utilizing the Organic Rankine Cycle. Each PureCycle unit consists of an evaporator, condenser, turbine, induction generator, cycle-pump, system controls, control valves, and piping.

The Generating Facility is supplied with geothermal fluids from a well field which is being developed by Seller. The geothermal fluids are produced and transported from the geothermal production wells to the power plant. The fluids flow under pressure directly into the PureCycle evaporators. The geothermal fluid heats and vaporizes the R-245fa working fluid, which is a hydro fluoro carbon refrigerant (HFC). The working fluid expands through the turbine which is coupled to the generator. The expanding working fluids are condensed in a water-cooled condenser and pumped back to the heat exchangers in a closed loop. The Generating Facility will utilize a hybrid cooling tower system to provide the cooling water for the condenser. The spent geothermal fluids are returned via pipelines from the power plant facilities to the injection wells. Electric power required to operate power plant auxiliary equipment and to produce, transport and re-inject the geothermal fluids is provided by the gross output of the Generating Facility.

2. Site Description.

Geothermal power facility to be located in the Animas Valley, Hidalgo County, New Mexico, approximately 10 miles south of Interstate 10 on State Highway 338.

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT C

Notice List

LIGHTNING DOCK GEOTHERMAL HI-	SALT RIVER PROJECT
01, LLC	AGRICULTURAL IMPROVEMENT AND
POWER DISTRICT

All Notices are deemed provided in accordance	All Notices are deemed provided in accordance
with Section 9.07 other than Forecasting and	with Section 9.07 other than Forecasting and
Scheduling Requirements and Invoices if	Scheduling Requirements and Invoices if made
made to the address provided below:	to the address provided below:

Lightning Dock Geothermal HI-01, LLC	Salt River Project Agricultural Improvement
Attention: Manager	and Power District
5152 North Edgewood Dr., Suite 375
Provo, Utah 84604	Physical Address:
FAX: (801) 374-3314
1600 N. Priest
With copy to:	Tempe, Arizona 85281-8100

Lightning Dock Geothermal HI-01, LLC	Mailing Address:
Attention: General Counsel
5152 North Edgewood Dr., Suite 375	P.O. Box 52025, ISB250
Provo, Utah 84604	Phoenix, AZ 85072-2025

Attention: Power Marketing, Supply and
Trading

With a copy to:

Physical Address:
1521 N. Project Drive
Tempe, Arizona 85281

Mailing Address:
P.O. Box 52025
Phoenix, AZ 85072-2025

Attention: Corporate Secretary

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT D

Forecasting and Scheduling Requirements and Procedures

1.	Introduction.

The Parties intend that scheduling shall conform to the requirements established by the WECC, to the extent applicable.

Buyer shall schedule or arrange for scheduling services in accordance with WECC scheduling practices. Seller shall be responsible for delivering energy to the Delivery Point. Buyer shall arrange and be responsible for transmission services at and after the Delivery Point.

2.	Prescheduling.

Seller will provide the day ahead preschedule via email by 5:00 a.m. MST the day before the prescheduling day in accordance with the WECC Prescheduling Calendar.

The Parties shall exchange Prescheduling contact information at least 10 Business Days prior to the Initial Operation Date.

3.	Hourly Scheduling.

Seller shall notify Buyer via telephone of any outages or derations that would affect Seller’s ability to provide energy from the Generating Facility. For hourly changes, Seller must notify, via phone, Buyer 30-minutes before the hourly scheduling deadline for the scheduling hour.

Buyer shall notify Seller via telephone of any transmission problems or other outages or derations that would affect Buyer’s ability to accept energy at the Delivery Point. For hourly changes, Buyer must notify, via phone, Seller 30-minutes before the hourly scheduling deadline for the scheduling hour.

4.	Forced Outages.

In the event of a forced outage Buyer must be notified immediately by phone.

5.	Returning from an Outage or Derate.

In the event that the unit is ready to return to service or output increased, Seller must notify, via phone, Buyer 30-minutes before the hourly scheduling deadline for the scheduling hour.

The Parties shall exchange real time scheduling contact information at least 10 Business Days prior to the Initial Operation Date.

The contents of this document are subject to restrictions on disclosure as set forth herein.

In the event that the scheduling procedures for electric energy change in such a way that causes a conflict with the provisions of this Agreement, the Parties shall use good faith efforts to make necessary changes to this Agreement to conform to the prevailing scheduling practices in effect at that time. The Parties acknowledge that changes to the scheduling practices are expected to occur during the Term, and hereby agree that any modifications to the Agreement necessary to accommodate such market design changes will endeavor to reasonably match the scheduling approach reflected in this paragraph as of the Effective Date.

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT E
Seller’s Milestone Schedule

Date	Milestones

6/01/08	Receives a completed interconnection Facility Study.

8/01/08	Receives FERC acceptance of Interconnection Agreement and transmission agreement(s).

8/01/08	Receives all Permits.

8/15/08	Executes Engineering, Procurement and Construction contracts.

8/15/08	Completes Financing.

9/15/08	Executes a Transmission Owner Tariff and/or applicable service agreement.

12/1/08	Begins startup activities (Test Energy).

12/31/08	Achieves Initial Operation.

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT F Milestone Progress Reporting Form

Seller shall prepare a written report each month on its progress relative to the development construction and startup of the Generating Facility and the Milestone Schedule. The report shall be sent via email in the form of a single Adobe Acrobat file or facsimile to Buyer, on the 5th Business Day after each month.

Seller’s Milestone Progress Reporting requirement shall begin on the first day of the second full calendar month after the Effective Date of this Agreement.

Each Milestone Progress Report shall include the following items:

1.	Cover page.

2.	Brief Generating Facility description.

3.	Description of any planned changes to the Generating Facility and Site Description in Exhibit B.

4.	Summary of activities during the previous month.

5.	Forecast of activities scheduled for the current month.

6.	Written description about the progress relative to Seller’s Milestone Schedule.

7.	List of issues that could potentially impact Seller’s Milestone Schedule.

8.	Enumeration and schedule of any support or actions requested of Buyer.

9.	Progress and schedule of all agreements, contracts, permits, approvals, technical studies, financing agreements and major equipment purchase orders showing the start dates, completion dates, and completion percentages.

10.	A status report of start-up activities including a forecast of activities ongoing and after start-up, a report on Generating Facility performance including performance projections for the next 12 months.

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT G

Environmental Attribute Attestation and Bill of Sale

Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company (“Seller”) hereby sells, transfers and delivers to Salt River Project Agricultural Improvement and Power District (“SRP”) the Environmental Attributes and Environmental Attribute Reporting Rights associated with the generation of the indicated energy for delivery to the grid arising from the generation for delivery to the grid of the energy by the:

Lightning Dock Geothermal Facility
Fuel Type: Geothermal	Capacity (MW):	Operational Date:

As applicable: Reg. No.	Energy Admin ID no.	Q.F. ID no.

Dates	MWh generated

, 20

In the amount of one Environmental Attribute or its		equivalent for each	megawatt	hour
generated; and Seller further attests, warrants and represents as follows:

i)	to its knowledge, the information provided herein is true and correct;

ii)	its sale to SRP is its one and only sale of the Environmental Attributes and associated Environmental Attribute Reporting Rights referenced herein;

iii)	the Facility generated and delivered to the grid the energy in the amount indicated as undifferentiated energy; and

iv)	Seller owns the Facility.

This serves as a bill of sale, transferring from Seller to SRP all of Seller’s right, title and interest in and to the Environmental Attributes Reporting Rights associated with the generation of the above referenced energy for delivery to the grid.

Contact Person

phone:

; fax:

WITNESS MY HAND, Lightning Dock Geothermal HI-01, LLC

By: Its: Date:

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT H Form of Letter of Credit [Letterhead of Issuing Bank]

IRREVOCABLE STANDBY LETTER OF CREDIT NO.
________

APPLICANT: Lightning Dock Geothermal HI-01, LLC 5152 N. Edgewood Drive Provo, Utah 84604

BENEFICIARY:

Salt River Project Agricultural Improvement and Power District 1600 North Priest Drive Tempe, AZ 85281

Dear Beneficiary:

     At the request of and for the account of Applicant, we hereby establish in your favor our Irrevocable Standby Letter of Credit No.
________
(“Letter of Credit”), up to the aggregate amount of USD$3,600,000 (the “Stated Amount”). All issuing bank charges are for the account of Applicant.

     This Letter of Credit shall be effective immediately and shall expire on the Expiration Date (as hereinafter defined). Partial and multiple drawings on this Letter of Credit are permitted. The Stated Amount shall be reduced by the amount of any drawing(s) hereunder.

     You may draw upon this Letter of Credit at any time on or prior to its expiration by presenting the following documents: (i) a sight draft in the form of Exhibit A (a “Sight Draft”); (ii) this Letter of Credit; and (iii) a written statement substantially stating “The drawing under this Letter of Credit represents funds due to Beneficiary pursuant to that certain Renewable Power Purchase and Sale Agreement dated
__________
, 2008, between Beneficiary and Lightning Dock Geothermal HI-01, LLC, a Delaware limited liability company.”

     Provided that a drawing and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to you of the amount specified in the applicable Sight Draft, in immediately available funds, on or before the first Business Day after presentation of the required documents. Payment shall be made by wire transfer to an account you specify. As used herein, “Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in the State of New York are authorized or required by law to close.

     Presentation of any Sight Draft and accompanying documents shall be made at our counters located at [insert address for location in Salt Lake City, Utah or New York City, New

The contents of this document are subject to restrictions on disclosure as set forth herein.

York] from our own funds in immediately available U.S. Dollars. We hereby agree that any Sight Draft drawn under and in compliance with the terms of this Letter of Credit, if presented no later than our close of business on or before the Expiration Date and upon delivery of the above-specified drawing documents, shall be duly honored no later than 5:00 p.m. prevailing Eastern Time on the next Business Day, at our office specified above, regardless of any notice, demand or claim of Applicant or any person or entity acting on Applicant’s behalf.

     This Letter of Credit shall expire on
_______________
; provided that if that date is not a Business Day, it shall expire on the next Business Day; and provided further that the Expiration Date may be extended by mutual agreement among you, us and Applicant (as applicable, the “Expiration Date”). Notwithstanding the foregoing, this Letter of Credit shall be automatically extended without amendment for one year from the expiration date hereof, or any future expiration date, unless at least 60 days prior to any Expiration Date we notify you in writing by registered mail or courier that we elect not to renew this Letter of Credit for any such additional period. In the event such notice is provided by us to you, and you are not in receipt of a replacement letter of credit which is acceptable to you at least 30 days prior to the then current Expiration Date, you may draw upon this Letter of Credit as outlined above.

     If the aggregate amount drawn upon this Letter of Credit pursuant to all Sight Drafts is less than the Stated Amount, and if the Expiration Date shall not have passed, we agree to return to you at the address specified by you the original of this Letter of Credit. The Letter of Credit shall be returned by hand delivery or overnight courier within one Business Day following receipt by us of this Letter of Credit.

     This Letter of Credit is transferable and may be transferred more than once, without the payment of any transfer fee or other charge.

     This Letter of Credit shall be governed by the International Chamber of Commerce’s International Standby Practices, publication no. 590 (“ISP 98”) except to the extent that the terms hereof are inconsistent with the provisions of ISP 98, in which case the terms of this Letter of Credit shall govern. This Letter of Credit shall be governed and construed in accordance with the internal laws of the State of New York as if it were between parties wholly resident within that state and applicable U.S. federal law as to matters which are not governed by ISP 98.

     This Letter of Credit sets forth in full the terms of our undertaking. Reference in this Letter of Credit to other documents or instruments is for identification purposes only and such reference shall not modify or affect the terms hereof or cause such documents or instruments to be deemed incorporated herein. No modification to this Letter of Credit shall be permitted without prior approval of the Beneficiary.

[Name of issuer]

By: Name: Title:

The contents of this document are subject to restrictions on disclosure as set forth herein.

EXHIBIT A
SIGHT DRAFT
Dated __________ , 20__
Re:	Irrevocable Standby Letter of Credit No.

On Sight

Pay to order of Salt River Project Agricultural Improvement and Power District in

immediately available funds,
________________
Dollars ($
_____________
) on or before the Business Day following the date hereof, pursuant to Irrevocable Standby Letter of Credit No.
_____________
.

[Optional: Payment shall be made to the following account: Insert bank wire instructions]

Salt River Project Agricultural Improvement and Power District

By: Name: Title:

The contents of this document are subject to restrictions on disclosure as set forth herein.